CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus dated March 28, 2025, and included in Post-Effective Amendment No. 56 to the Registration Statement (Form N-1A, File No. 333-110037) of Pioneer Series Trust II (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated January 29, 2024, with respect to the financial statements and financial highlights of Pioneer Select Mid Cap Growth Fund (one of the funds constituting Pioneer Series Trust II), included in the Annual Report to Shareholders (Form N-CSR) for the year ended November 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

     /s/ Ernst & Young LLP

Boston, Massachusetts

March 25, 2025